August 24, 2015

Mr. Michael Beer, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Beer:

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Principal LifeTime Hybrid 2015 Fund - Class R-6	$10,000	1051.525
Principal LifeTime Hybrid 2020 Fund - Class R-6	$10,000	1054.852
Principal LifeTime Hybrid 2025 Fund - Class R-6	$10,000	1057.082
Principal LifeTime Hybrid 2030 Fund - Class R-6	$10,000	1060.445
Principal LifeTime Hybrid 2035 Fund - Class R-6	$10,000	1062.699
Principal LifeTime Hybrid 2040 Fund - Class R-6	$10,000	1064.963
Principal LifeTime Hybrid 2045 Fund - Class R-6	$10,000	1070.664
Principal LifeTime Hybrid 2050 Fund - Class R-6	$10,000	1070.664
Principal LifeTime Hybrid 2055 Fund - Class R-6	$10,000	1071.811
Principal LifeTime Hybrid 2060 Fund - Class R-6	$10,000	1071.811
Principal LifeTime Hybrid Income Fund - Class R-6	$10,000	1035.197
California Municipal Fund - Class P	$10,000	954.198
Tax-Exempt Bond Fund - Class P	$10,000	1367.989
SAM Balanced Portfolio - Class P	$10,000	666.223
SAM Conservative Balanced Portfolio - Class P	$10,000	859.845
SAM Conservative Growth Portfolio - Class P	$10,000	593.824
SAM Flexible Income Portfolio - Class P	$10,000	835.422
SAM Strategic Growth Portfolio - Class P	$10,000	531.632

Each share of the Principal LifeTime Hybrid 2015 Fund has a par value of $0.01 and a price of $9.51 per share. Each share of the Principal LifeTime Hybrid 2020 Fund has a par value of $0.01 and a price of $9.48 per share. Each share of the Principal LifeTime Hybrid 2025 Fund has a par value of $0.01 and a price of $9.46 per share. Each share of the Principal LifeTime Hybrid 2030 Fund has a par value of $0.01 and a price of $9.43 per share. Each share of the Principal LifeTime Hybrid 2035 Fund has a par value of $0.01 and a price of $9.41 per share. Each share of the Principal LifeTime Hybrid 2040 Fund has a par value of $0.01 and a price of $9.39 per share. Each share of the Principal LifeTime Hybrid 2045 Fund has a par value of $0.01 and a price of $9.34 per share. Each share of the Principal LifeTime Hybrid 2050 Fund has a par value of $0.01 and a price of $9.34 per share. Each share of the Principal LifeTime Hybrid 2055 Fund has a par value of $0.01 and a price of $9.33 per share. Each share of the Principal LifeTime Hybrid 2060 Fund has a par value of $0.01 and a price of $9.33 per share. Each share of the Principal LifeTime Hybrid Income Fund has a par value of $0.01 and a price of $9.66 per share. Each share of the California Municipal Fund has a par value of $0.01 and a price of $10.48 per share. Each share of the Tax-Exempt Bond Fund has a par value of $0.01 and a price of $7.31 per share. Each share of the SAM Balanced Portfolio has a par value of $0.01 and a price of $15.01 per share. Each share of the SAM Conservative Balanced Portfolio has a par value of $0.01 and a price of $11.63 per share. Each share of the SAM Conservative Growth Portfolio has a par value of $0.01 and a price of $16.84 per share. Each share of the SAM Flexible Income Portfolio has a par value of $0.01 and a price of $11.97 per share. Each share of the SAM Strategic Growth Portfolio has a par value of $0.01 and a price of $18.81 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL MANAGEMENT CORPORATION

BY __/s/ Adam U. Shaikh_____
Adam U. Shaikh
Counsel